Exhibit 99.1

Asterias Biotherapeutics Reports Fourth Quarter and Full Year 2014 Financial and Operating Results

AST-OPC1 Phase 1/2a Trial in Spinal Cord Injury Initiated in March

Conference Call and Webcast Today, March 10, at 4:30 p.m. ET

Menlo Park, Calif. March 10, 2015----Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a leading biotechnology company in the emerging field of regenerative medicine, today reported financial results and progress for the quarter and year ended December 31, 2014, as well as, recent corporate developments.

“Asterias has two therapeutic programs with proof-of-concept in our portfolio that have the potential to address significant unmet medical needs using our pluripotent stem cell technology platform, and we achieved substantial progress with these programs during this past year,” stated Pedro Lichtinger, President and CEO of Asterias. “We are continuing to advance these programs and expect multiple, meaningful clinical milestones over the next 24 months. Last week, Asterias achieved another significant milestone with our AST-OPC1 program, announcing commencement of patient enrollment for the dose-escalation Phase 1/2a clinical trial in complete cervical spinal cord injury. We expect the safety data readout from the initial low-dose, 2 million cell cohort and initiation of the 10 million cell cohort in the second quarter of 2015. Our AST-VAC2 allogeneic dendritic cell-based cancer vaccine will be investigated for initial measures of clinical activity and safety in a Phase 1/2a trial in non-small cell lung cancer, and we expect to complete and transfer the manufacturing process for AST-VAC2 to our development partner in the second quarter of this year.”

Recent Research and Development Highlights:

Since Asterias reported third quarter results in November 2014, the Company has reported the following progress.

AST-OPC1 (oligodendrocyte progenitor cells)

•	In March 2015, Asterias initiated patient enrollment in the dose-escalation Phase 1/2a clinical trial of AST-OPC1 in patients with complete cervical spinal cord injury (SCI), the first targeted indication for AST-OPC1. The trial is an open-label, single-arm study testing three escalating doses of AST-OPC1 in patients with sub-acute, C-5 to C-7, neurologically complete cervical SCI. The dose escalation will start with three patients being dosed 2 million cells and escalate into two five-patient cohorts at 10 million and 20 million cells, respectively.
•	Asterias is implementing an ongoing initiative to accelerate the current timelines for the AST-OPC1 clinical program in order to obtain safety and efficacy readouts more rapidly, and plan to seek FDA concurrence to increase the robustness of the proof of concept in the Phase 1/2a clinical trial by expanding enrollment from 13 patients to up to 40 patients. The company believes these changes will increase the statistical confidence of the safety and efficacy readouts, reduce the risks of the AST-OPC1 program and position the product for potential accelerated regulatory approvals.

•	In January 2015, Asterias received a payment of $2.3 million from the California Institute of Regenerative Medicine (CIRM) pursuant to the previously announced $14.3 million CIRM grant award for clinical development of AST-OPC1.

AST-VAC2 (antigen-presenting allogeneic dendritic cells)

•	Asterias continues development and scale-up of the AST-VAC2 manufacturing process and expects to complete transfer of the resulting cGMP-compatible process to development partner Cancer Research UK (CRUK) in the second quarter of 2015. Following completion of the technology transfer, CRUK will, at its own cost, manufacture clinical grade AST-VAC2 and conduct the Phase 1/2a clinical trial in patients with non-small cell lung cancer in the UK, subject to regulatory approval.

Fourth Quarter Unaudited Financial Results

For the three months ended December 31, 2014, total revenues amounted to $1.1 million, which comprised of grant income as well as royalty revenues on product sales by licensees. Operating expenses in the fourth quarter of 2014 were $6.6 million. Operating expenses in the fourth quarter of 2013 were $20.8 million, and included $17.5 million of acquired in-process research and development expenses (IPR&D) in connection with the Company’s acquisition of stem cell assets from Geron. IPR&D represents the value of incomplete research and development (R&D) projects that Asterias continued. R&D expenses in the fourth quarter 2014 were $5.4 million. R&D expenses in the fourth quarter of 2013 were $19.8 million, including the $17.5 million of acquired IPR&D noted above.

Net loss for the three months ended December 31, 2014 was $3.3 million, including a deferred income tax benefit of approximately $2.2 million. Net loss in the fourth quarter of 2013 was $17.6 million, including a deferred income tax benefit of approximately $3.3 million. On a per share basis, net loss for the fourth quarter 2014 was $0.11 per share, compared to $0.68 per share for the year ago quarter.

Full Year Audited Financial Results

For the full year ended December 31, 2014, total revenues amounted to $1.2 million which comprised primarily of grant income as well as royalty revenues on product sales by licensees. Grant income in 2014 was entirely from CIRM. CIRM will disburse funds under the grant award to Asterias over four years in accordance with a quarterly disbursement schedule, subject to attainment of certain progress and safety milestones. Asterias received the first payment from CIRM in the amount of $916,554 during October 2014 and the second payment of $2.3 million in January 2015.

R&D expenses for the year ended December 31, 2014 were $13.3 million. R&D expenses in 2013 were $21.8 million, including the $17.5 million of acquired IPR&D noted above. G&A expenses for the year ended December 31, 2014 were $5.3 million, compared to $3.9 million in the year ago period. Net loss for the full year ended December 31, 2014 was $10.1 million, including deferred income tax benefits of $7.4 million. For the full year 2013, net loss was $22.4 million, including deferred income tax benefits of $3.3 million. On a per share basis, net loss for the full year ended December 31, 2014 was $0.33 per share, compared to $2.90 per share for the year ago period.

As of December 31, 2014, the Company had cash and cash equivalents of $3.1 million. In January 2015, the Company received a payment of $2.3 million from CIRM under the grant award related to the AST-OPC1 development program. In February 2015, Asterias raised $5.3 million in net proceeds from the public offering and concurrent private placement of its common stock. As of March 6, 2015, cash and cash equivalents totaled $8.1 million. In addition, the Company held 3.9 million BioTime common shares, with a market value of approximately $16.2 million as of March 6, 2015. For the fourth quarter, cash burn was $3.3 million. With the CIRM funding, the Company expects net cash burn in 2015 to be in the range of $15 million to $17 million.

Conference Call and Webcast Details

The Company will host a conference call and webcast today, Tuesday, March 10, 2015, at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the results and recent corporate developments.

For both “listen-only” participants and those participants who wish to participate in the question-and-answer portion of the call, the dial-in number in the U.S. is 877-407-8291. For participants outside the U.S., the dial-in number is 201-689-8345. To access the live webcast, go to http://public.viavid.com/index.php?id=113432.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call. The telephone dial-in number for U.S. participants is 877-660-6853. For participants outside the U.S., the replay dial-in number is 201-612-7415. To access the replay for all callers, refer to Conference ID 13603014. An archived webcast will also be available for 30 days, and may be accessed at http://public.viavid.com/index.php?id=113432.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. (NYSE MKT: AST) is a leading biotechnology company in the emerging field of regenerative medicine. The Company’s core technologies center on pluripotent stem cells, which are characterized by the ability to become all cell types in the human body. Asterias is focused on developing therapies based on pluripotent stem cells to treat diseases or serious injuries in several medical areas where there is high unmet medical need and without adequate available therapies. Asterias’ two therapeutic programs, AST-OPC1 (oligodendrocyte progenitor cells) for spinal cord injuries and AST-VAC2 (antigen-presenting allogeneic dendritic cells) for lung cancer, are based on the Company’s proprietary technology platforms of Pluripotent Stem Cells and Allogeneic Dendritic Cell Immunotherapy, respectively. AST-OPC1 is currently in a Phase 1/2a clinical trial. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investors

InvestorRelations@asteriasbio.com

(650) 433-2992

ASTERIAS BIOTHERAPEUTICS, INC.
 (a company in the development stage)

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2014	2013
REVENUE
Royalties from product sales	$189,215	$-
Grant income	1,034,456	-
Total revenues	1,233,671	-
Cost of sales	(94,607)	-
Total gross profit	1,129,064	-

OPERATING EXPENSES
Research and development	(13,310,421)	(4,319,494)
Acquired in-process research and development	-	(17,458,766)
General and administrative	(5,279,859)	(3,883,185)
Total operating expenses	(18,590,280)	(25,661,445)

Loss from operations	(17,461,216)	(25,661,445)

OTHER INCOME/(EXPENSE)
Interest expense, net	(9,991)	(1,737)
Other income/(expense), net	(1,558)	313
Gain on sale of fixed assets	-	2,430
Total other income/(expense), net	(11,549)	1,006

LOSS BEFORE DEFERRED INCOME TAX BENEFIT	(17,472,765)	(25,660,439)

Deferred income tax benefit	7,375,611	3,280,695

NET LOSS	(10,097,154)	(22,379,744)

Unrealized gain/(loss) on available-for-sale securities, net	2,432,023	(2,934,686)

COMPREHENSIVE LOSS	$(7,665,131)	$(25,314,430)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.33)	$(2.90)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING: BASIC AND DILUTED	30,720,280	7,726,042

ASTERIAS BIOTHERAPEUTICS, INC.
 (a company in the development stage)

BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,075,593	$2,171,113
Available-for-sale securities, at fair value	14,374,492	32,052,217
BioTime warrants to be distributed to holders of Series A shares	—	15,568,307
Grant receivable	117,902	—
Landlord receivable	377,981	—
Prepaid expenses and other current assets	438,263	340,092
Total current assets	18,384,231	50,131,729

NONCURRENT ASSETS
Intangible assets, net	23,502,185	28,291,584
Equipment and furniture, net	1,044,841	1,460,518
Leasehold improvements	405,730	—
Investment in affiliates	415,543	415,543
Other assets	360,983	54,423
TOTAL ASSETS	$44,113,513	$80,353,797

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Obligation to distribute BioTime warrants to holders of Series A shares	$—	$15,568,307
Amount due to BioTime	614,977	2,064,432
Accounts payable	736,919	567,140
Accrued expenses and other current liabilities	431,503	95,885
Deferred tax liabilities, current portion	4,712,948	—
Total current liabilities	6,496,347	18,295,764

LONG-TERM LIABILITIES

Deferred tax liabilities, net of current portion and deferred tax assets	4,514,362	8,277,548
Deferred rent liability, net of current portion	93,763	—
Lease liability	377,981	—
TOTAL LIABILITIES	11,482,453	26,573,312

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
Common Stock, authorized 75,000,000 Series A Common Stock, $0.0001 par value, and 75,000,000 Series B Common Stock, $0.0001 par value; 30,902,152 shares Series A Common Stock and no Series B Common Stock issued and outstanding at December 31, 2014 and 6,537,779 Series A Common Stock and 23,961,040 Series B Common Stock issued and outstanding at December 31, 2013	3,080	3,050
Additional paid-in capital	66,366,434	79,850,758
Accumulated other comprehensive loss on available-for-sale investments	(502,663)	(2,934,686)
Deficit accumulated during the development stage	(33,235,791)	(23,138,637)
Total stockholders’ equity	32,631,060	53,780,485
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,113,513	$80,353,797